Exhibit 99.1

Amendment to Bylaws

of

Integrity Mutual Funds, Inc.

Article III, Section 8 of the Bylaws of Integrity Mutual Funds, Inc. is amended and restated in its entirety to read as follows:

Section 8.  Vacancies.  Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors through less than a quorum of the board of directors.  A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.